UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                        Period ending 1995

              FORM U-12(I)-B (SUPPLEMENTAL STATEMENT)

         STATEMENT PURSUANT TO SECTION 12(i) OF THE PUBLIC
          UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON
          REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
           HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
            WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                EXPENSES AS SPECIFIED IN RULE 71(b)

           (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.    Name and business address of person filing statement:

      CHARLES V. BURKLEY
      800 CABIN HILL DRIVE
      GREENSBURG, PA 15601

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule 71:

      NONE

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      WEST PENN POWER COMPANY, AND ALLEGHENY POWER SERVICE
      CORPORATION WHOLLY-OWNED SUBSIDIARIES OF ALLEGHENY POWER
      SYSTEM, INC.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

      CONTROLLER AND ASSISTANT TO THE PRESIDENT


5.    (a)   Compensation received during the current year and
            estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.) [Amended in Release No. 35-26031 (Paragraph 85,337), effective May
            31, 1994, 59 F.R. 21922.]



        Salary or other compensations
              received    to be        Person or company
Name of                  received      from whom received
Recipient       (a)        (b)         or to be received

Charles V. Burkley                     Allegheny Power
      1995    $148,655      *          Service Corp.




      (b)   Basis for compensation if other than salary.

            *Retired effective 12/1/95

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a)   Total amount of routine expenses
             charged to client: $5,609.00

      (b)   Itemized list of all other expenses:  -0-



Dated:  January 30, 1996

                              CHARLES V. BURKLEY
                              CHARLES V. BURKLEY
                              (Signed)























                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                   Three year period ending 1998

               FORM U-12(I)-B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12(i) OF THE PUBLIC
          UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON
          REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
           HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
            WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                EXPENSES AS SPECIFIED IN RULE 71(b)

           (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.    Name and business address of person filing statement:

      MICHAEL A. DANDREA
      800 CABIN HILL DRIVE
      GREENSBURG, PA 15601

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule 71:

      NONE

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      ALLEGHENY POWER SERVICE CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF ALLEGHENY POWER SYSTEM, INC., A REGISTERED HOLDING COMPANY

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

      DIRECTOR, MARKETING


5.    (a)   Compensation received during the current year and
            estimated to be received over the next two calendar years by the undersign ed or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.) [Amended in Release No. 35-26031 (Paragraph 85,337), effective May
            31, 1994, 59 F.R. 21922.]



         Salary or other compensations
              received    to be        Person or company
Name of                  received      from whom received
Recipient       (a)        (b)         or to be received

MICHAEL A.                             Allegheny Power
  DANDREA                              Service Corp.
      1995    $118,000
      1996              $ 122,720
      1997              $ 130,004




      (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a)   Total amount of routine expenses
             charged to client: $ -0-

      (b)   Itemized list of all other expenses: -0-




Dated:  January 30, 1996


                        MICHAEL A. DANDREA
                        MICHAEL A. DANDREA
                        (Signed)


















                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                        Period ending 1995

              FORM U-12(I)-B (SUPPLEMENTAL STATEMENT)

         STATEMENT PURSUANT TO SECTION 12(i) OF THE PUBLIC
          UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON
          REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
           HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
            WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                EXPENSES AS SPECIFIED IN RULE 71(b)

           (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)



1.    Name and business address of person filing statement:

      STANLEY I. GARNETT, II
      TOWER 49, 12 EAST 49TH STREET
      NEW YORK, NY 10017

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule 71:

      NONE

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      ALLEGHENY POWER SYSTEM, INC., A REGISTERED HOLDING COMPANY
      AND CERTAIN OF ITS SUBSIDIARY COMPANIES, INCLUDING
      ALLEGHENY POWER SERVICE CORPORATION

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

      SENIOR VICE PRESIDENT AND ASSISTANT SECRETARY OF ALLEGHENY POWER SERVICE CORPORATION. POSITIONS HELD WITHOUT
      COMPENSATION: SENIOR VICE PRESIDENT AND ASSISTANT SECRETARY OF ALLEGHENY POWER SYSTEM, INC.; DIRECTOR AND MEMBER OF THE OPERATING COMMITTEES OF CERTAIN OTHER SUBSIDIARY COMPANIES OF ALLEGHENY POWER SYSTEM, INC.; VICE PRESIDENT OF WEST PENN POWER COMPANY; AND VICE PRESIDENT AND DIRECTOR OF ALLEGHENY GENERATING COMPANY AND AYP CAPITAL, INC.


5.    (a)   Compensation received during the current year and
            estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.) [Amended in Release No. 35-26031 (Paragraph 85,337), effective May
            31, 1994, 59 F.R. 21922.]


        Salary or other compensations
             received     to be           Person or company
Name of                  received         from whom received
Recipient       (a)        (b)            or to be received

Stanley I. Garnett                        Allegheny Power
             $316,659         *           Service Corp.



      (b)   Basis for compensation if other than salary.

            *Resigned effective 12/1/95

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a)   Total amount of routine expenses
            charged to client: $37,584

      (b)   Itemized list of all other expenses: -0-



Dated:  January 30, 1996

                        STANLEY I. GARNETT, II
                        STANLEY I. GARNETT, II
                        (Signed)















                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                        Period ending 1995

              FORM U-12(I)-B (SUPPLEMENTAL STATEMENT)

         STATEMENT PURSUANT TO SECTION 12(i) OF THE PUBLIC
          UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON
          REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
           HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
            WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                EXPENSES AS SPECIFIED IN RULE 71(b)

           (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)




1.    Name and business address of person filing statement:

      NANCY H. GORMLEY
      TOWER 49, 12 EAST 49TH STREET
      NEW YORK, NY 10017

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule 71:

      NONE

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      ALLEGHENY POWER SERVICE CORPORATION AND WEST PENN POWER
      COMPANY, SUBSIDIARIES OF ALLEGHENY POWER SYSTEM, INC., A
      REGISTERED HOLDING COMPANY


4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:


      VICE PRESIDENT OF ALLEGHENY POWER SERVICE CORPORATION.
      POSITIONS HELD WITHOUT COMPENSATION:  VICE PRESIDENT OF
      ALLEGHENY POWER SYSTEM, INC.; VICE PRESIDENT OF MONONGAHELA POWER COMPANY; AND ASSISTANT TREASURER AND ASSISTANT SECRETARY OF WEST PENN POWER COMPANY


5.    (a)   Compensation received during the current year and
            estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.) [Amended in Release No. 35-26031 (Paragraph 85,337), effective May
            31, 1994, 59 F.R. 21922.]


        Salary or other compensations
             received     to be           Person or company
Name of                  received         from whom received
Recipient       (a)        (b)            or to be received

Nancy H. Gormley                          Allegheny Power
              $247,577     *              Service Corp.



      (b)   Basis for compensation if other than salary.

            *Retired effective 1/1/96

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a)   Total amount of routine expenses
            charged to client: $20,412

      (b)   Itemized list of all other expenses: -0-



Dated:  January 30, 1996


                        NANCY H. GORMLEY
                        NANCY H. GORMLEY
                        (Signed)











                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                   Three Year period ending 1998

               FORM U-12(I)-B (THREE-YEAR STATEMENT)

         STATEMENT PURSUANT TO SECTION 12(i) OF THE PUBLIC
          UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON
          REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
           HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
            WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                EXPENSES AS SPECIFIED IN RULE 71(b)

           (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.    Name and business address of person filing statement:

      VICTORIA V. SCHAFF
      10435 Downsville Pike
      Hagerstown, MD 21740-1766


2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule 71:

      NONE

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

      ALLEGHENY POWER SERVICE CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF ALLEGHENY POWER SYSTEM, INC., A REGISTERED HOLDING COMPANY

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

      VICE PRESIDENT, GOVERNMENTAL AFFAIRS

5.    (a)   Compensation received during the current year and
            estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.) [Amended in Release No. 35-26031 (Paragraph 85,337), effective May
            31, 1994, 59 F.R. 21922.]



          Salary or other compensations
              received    to be          Person or company
Name of                  received        from whom received
Recipient       (a)        (b)           or to be received

Victoria V. Schaff                       Allegheny Power
      1995  $ 125,004                    Service Corp.
      1996              $130,004
      1997               135,204


      (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

      (a)   Total amount of routine expenses
             charged to client: -0-


      (b)   Itemized list of all other expenses: -0-





Dated:  January 30, 1996

                        VICTORIA V. SCHAFF
                        VICTORIA V. SCHAFF
                        (Signed)